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                                                            Exhibit 11

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                   UNITED TECHNOLOGIES CORPORATION
                           AND SUBSIDIARIES

                  COMPUTATION OF PER SHARE EARNINGS



                                                              Three Months Ended
                                                                   March 31,
In Millions of Dollars (except per share amounts)             1996           1995

Net Income                                             $        164   $        135
Preferred Stock Dividend Requirement                              7              6

Earnings applicable to Common Stock                             157            129
ESOP Convertible Preferred Stock adjustment                       6              5

Net earnings for calculation of primary and fully
  diluted earnings per share                           $        163   $        134

Average number of common shares and common stock
  equivalents outstanding during period (four month-
  end average)                                          131,298,062    130,071,357
Fully diluted average number of common shares and
  common stock equivalents outstanding during period
  (four month-end average)                              131,782,546    130,506,775

Primary earnings per common share                      $       1.24   $       1.03
Fully diluted earnings per common share (Note1)        $       1.23   $       1.03




Note 1 - Fully diluted earnings per common share is less than 3% dilutive and is not shown separately on the Condensed Consolidated Statement of Operations.
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